Exhibit 99.2

FOR IMMEDIATE RELEASE	Investor Contact: Chris Gay 308-255-2905 Cabela’s Incorporated Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated

CABELA’S ANNOUNCES EMPLOYMENT INDUCEMENT AWARDS TO THOMAS L. MILLNER

SIDNEY, Neb. (March 19, 2009) – As required by New York Stock Exchange rules, Cabela’s Incorporated (NYSE: CAB) today announced that Thomas L. Millner received stock-based awards consisting of 138,249 restricted stock units and options to purchase 111,720 shares of Cabela’s common stock.  These awards were made in accordance with the employment inducement award exemption provided by Section 303A.08 of the New York Stock Exchange Listed Company Manual and were therefore not awarded under any of the Company’s stockholder approved equity plans.  The restricted stock units vest in one-third increments on each of the first three anniversaries of the March 13, 2009, grant date.  Vested restricted stock units will result in the delivery to Millner of one share of Cabela’s common stock per vested unit.  The options vest in one-third increments on each of the first three anniversaries of the March 13, 2009, grant date, have an eight-year term and an exercise price of $8.68 per share, the March 13, 2009, closing price of Cabela’s common stock on the New York Stock Exchange.  As previously announced, Millner will become Cabela's Chief Executive Officer and President, and a member of the Board, effective April 6, 2009.  Additional information regarding the stock-based awards is included in a Current Report on Form 8-K that the Company filed today with the Securities and Exchange Commission.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is a leading specialty retailer, and the world’s largest direct marketer, of hunting, fishing, camping and related outdoor merchandise.  Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®.  Through Cabela’s growing number of retail stores and its well-established direct business, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service.  Cabela’s also issues the Cabela’s CLUB® Visa credit card, which serves as its primary customer loyalty rewards program.  Cabela’s stock is traded on the New York Stock Exchange under the symbol “CAB”.

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